NEWS RELEASE
FOR IMMEDIATE RELEASE
April 27, 2017
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS SECOND QUARTER FISCAL YEAR 2017 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended March 31, 2017. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which will be filed with the Securities and Exchange Commission ("SEC") on or about May 10, 2017 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $21.6 million;

•	basic and diluted earnings per share of $0.16;

•	annualized loan portfolio growth of 7%;

•	annualized deposit portfolio growth of 6%;

•	net interest margin of 1.80% (2.15% excluding the effects of the leverage strategy); and

•	dividends paid of $11.4 million, or $0.085 per share.

Comparison of Operating Results for the Three Months Ended March 31, 2017 and December 31, 2016

For the quarter ended March 31, 2017, the Company recognized net income of $21.6 million, or $0.16 per share, compared to net income of $20.6 million, or $0.15 per share, for the quarter ended December 31, 2016. The increase was due primarily to an increase in net interest income.

Net interest income increased $1.7 million, or 3.7%, from the prior quarter to $49.1 million for the current quarter. The net interest margin increased seven basis points from 1.73% for the prior quarter to 1.80% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have increased eight basis points from 2.07% for the prior quarter to 2.15% for the current quarter. The increase in the net interest margin was due mainly to the shift in the mix of interest-earning assets from relatively lower yielding securities and cash to higher yielding loans, along with a reduction in interest expense resulting from fewer days in the current quarter and an increase in yield on mortgage-backed securities ("MBS").

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased nine basis points from the prior quarter, to 2.85%, while the average balance of interest-earning assets decreased $26.1 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased seven basis points from the prior quarter, to 3.27%, while the average balance would have decreased $47.4 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$63,106	$61,945	$1,161	1.9%
MBS	6,191	6,362	(171)	(2.7)
Cash and cash equivalents	4,132	2,969	1,163	39.2
Federal Home Loan Bank Topeka ("FHLB") stock	3,100	2,939	161	5.5
Investment securities	1,131	1,107	24	2.2
Total interest and dividend income	$77,660	$75,322	$2,338	3.1

The increase in interest income on loans receivable was due primarily to a $125.3 million increase in the average balance of the portfolio. The loan growth was funded with cash flows from the securities portfolio and excess operating cash during the quarter. The weighted average yield on the portfolio increased one basis point, to 3.54% for the current quarter.

The decrease in interest income on MBS was due mainly to a $76.1 million decrease in the average balance of the portfolio as cash flows were used to fund loan growth. This was partially offset by an increase in the weighted average yield on the portfolio of eight basis points, to 2.20% for the current quarter due primarily to a decrease in the impact of net premium amortization. During the current quarter, $1.0 million of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 36 basis points. During the prior quarter, $1.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 43 basis points. As of March 31, 2017, the remaining net balance of premiums on our portfolio of MBS was $10.9 million.

The increase in interest income on cash and cash equivalents was due primarily to a 25 basis point increase in the weighted average yield, to 0.79% for the current quarter, resulting from an increase in the yield earned on balances held at the Federal Reserve Bank of Kansas City (the "Federal Reserve Bank").

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased four basis points from the prior quarter, to 1.19%, and the average balance of interest-bearing liabilities increased $15.3 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased one basis point from the prior quarter, to 1.31%, while the average balance would have decreased $6.0 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,771	$16,117	$654	4.1%
Deposits	10,364	10,396	(32)	(0.3)
Repurchase agreements	1,471	1,503	(32)	(2.1)
Total interest expense	$28,606	$28,016	$590	2.1

FHLB borrowings in the table above includes interest expense on long-term FHLB advances and interest expense on FHLB borrowings associated with the leverage strategy. Interest expense related to long-term FHLB advances decreased $343 thousand from the prior quarter due to a $47.5 million decrease in the average balance of the portfolio. The weighted average rate paid during the current quarter was 2.30%. During the prior quarter, a $100.0 million advance with an effective rate of 0.78%, which was lower than the existing portfolio rate, matured and was not renewed or replaced, thereby increasing the weighted average rate paid on the portfolio. Interest expense on FHLB borrowings associated with the leverage strategy increased $997 thousand from the prior quarter due to a 20 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") did not record a provision for credit losses during the current quarter or the prior quarter. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan charge-offs were $74 thousand during the current quarter compared to $19 thousand in the prior quarter. At March 31, 2017, loans 30 to 89 days delinquent were 0.22% of total loans and loans 90 or more days delinquent or in foreclosure were 0.19% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,582	$3,709	$(127)	(3.4)%
Income from bank-owned life insurance ("BOLI")	573	523	50	9.6
Other non-interest income	1,418	1,036	382	36.9
Total non-interest income	$5,573	$5,268	$305	5.8

The increase in other non-interest income was due primarily to an increase in insurance commissions resulting from the receipt of annual commissions from certain insurance providers during the current quarter and no such commissions being received in the prior quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,544	$10,634	$(90)	(0.8)%
Information technology and communications	2,768	2,834	(66)	(2.3)
Occupancy, net	2,764	2,675	89	3.3
Deposit and loan transaction costs	1,228	1,386	(158)	(11.4)
Regulatory and outside services	1,265	1,346	(81)	(6.0)
Advertising and promotional	1,263	690	573	83.0
Federal insurance premium	878	894	(16)	(1.8)
Office supplies and related expense	541	437	104	23.8
Other non-interest expense	686	701	(15)	(2.1)
Total non-interest expense	$21,937	$21,597	$340	1.6

The increase in advertising and promotional expense was due mainly to the timing of media campaigns and sponsorships.

The Company's efficiency ratio was 40.16% for the current quarter compared to 41.08% for the prior quarter. The change in the efficiency ratio was due primarily to an increase in net interest income in the current quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $11.1 million for the current quarter, compared to $10.4 million for the prior quarter. The effective tax rate for the current quarter was 34.0% compared to 33.6% for the prior quarter. Management anticipates the effective tax rate for fiscal year 2017 will be approximately 34%, based on fiscal year 2017 estimates as of March 31, 2017.

Comparison of Operating Results for the Six Months Ended March 31, 2017 and 2016

The Company recognized net income of $42.2 million, or $0.31 per share, for the six month period ended March 31, 2017, a decrease of $80 thousand, or 0.2%, from the six month period ended March 31, 2016. Net income attributable to the leverage strategy was $1.5 million during the current year six month period, compared to $1.1 million for the prior year six month period. The Company's efficiency ratio was 40.61% for the current year six month period compared to 43.25% for the prior year six month period. The change in the efficiency ratio was due primarily to a decrease in non-interest expense.

The net interest margin increased one basis point, from 1.76% for the prior year six month period to 1.77% for the current year six month period. Excluding the effects of the leverage strategy, the net interest margin would have decreased one basis point, from 2.12% for the prior year six month period to 2.11% for the current year six month period. The decrease in the net interest margin was due mainly to an increase in interest expense on deposits, partially offset by a decrease in interest expense on borrowings not related to the leverage strategy. The positive impact on the net interest margin due to the shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans was offset by a decrease in the yield on loans and MBS.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased six basis points, from 2.74% for the prior year six month period to 2.80% for the current year six month period, while the average balance of interest-earning assets decreased $43.4 million from the prior year six month period. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased one basis point, from 3.22% for the prior year six month period to 3.23% for the current year six month period, while the average balance would have decreased $20.0 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$125,051	$120,955	$4,096	3.4%
MBS	12,553	15,533	(2,980)	(19.2)
Cash and cash equivalents	7,101	4,327	2,774	64.1
FHLB stock	6,039	6,158	(119)	(1.9)
Investment securities	2,238	3,018	(780)	(25.8)
Total interest and dividend income	$152,982	$149,991	$2,991	2.0

The increase in interest income on loans receivable was due to a $392.9 million increase in the average balance of the portfolio, partially offset by a nine basis point decrease in the weighted average yield on the portfolio, to 3.53% for the current year six month period. Loan growth was primarily funded through cash flows from the securities portfolio. The decrease in the weighted average yield was due primarily to endorsements and refinances repricing loans to lower market rates, an increase in the amortization of premiums related to correspondent loans, and the origination and purchase of loans between periods at rates less than the existing portfolio rate.

The decrease in interest income on the MBS portfolio was due primarily to a $231.1 million decrease in the average balance of the portfolio as cash flows not reinvested were used to fund loan growth. Additionally, the weighted average yield on the MBS portfolio decreased seven basis points, from 2.23% during the prior year six month period to 2.16% for the current year six month period. The decrease in the weighted average yield was due to an increase in the impact of net premium amortization. Net premium amortization of $2.3 million during the current year six month period decreased the weighted average yield on the portfolio by 40 basis points. During the prior year six month period, $2.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 33 basis points.

The increase in interest income on cash and cash equivalents was due to a 27 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the Federal Reserve Bank.

The decrease in interest income on investment securities was due to a $140.6 million decrease in the average balance. Cash flows not reinvested in the portfolio were used to fund loan growth.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased seven basis points, from 1.10% for the prior year six month period to 1.17% for the current year six month period, while the average balance of interest-bearing liabilities decreased $19.5 million from the prior year six month period. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased two basis points, from 1.28% for the prior year six month period to 1.30% for the current year six month period, and the average balance of interest-bearing liabilities would have increased $3.9 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$32,888	$32,468	$420	1.3%
Deposits	20,760	18,012	2,748	15.3
Repurchase agreements	2,974	2,991	(17)	(0.6)
Total interest expense	$56,622	$53,471	$3,151	5.9

FHLB borrowings in the table above include interest expense on long-term FHLB advances and interest expense on FHLB borrowings associated with the leverage strategy. Interest expense on long-term FHLB advances decreased $1.9 million from the prior year six month period due to a $208.1 million decrease in the average balance of the portfolio as a result of not replacing all of the advances that matured between periods. Funds generated from deposit growth were used to pay off the maturing advances. The weighted average rate paid on long-term FHLB advances increased four basis points, to 2.28% for the current year six month period, due to maturing advances having a lower rate than the overall advance portfolio rate. Interest expense on FHLB borrowings associated with the leverage strategy increased $2.3 million from the prior year six month period due to a 23 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a seven basis point increase in the weighted average rate, to 0.80% for the current year six month period, along with growth in the portfolio. The increase in weighted average rate was primarily related to the retail certificate of deposit portfolio. The average balance of the deposit portfolio increased $212.1 million during the current year six month period, with the majority of the increase in the retail deposit portfolio.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$7,291	$7,372	$(81)	(1.1)%
Income from BOLI	1,096	2,162	(1,066)	(49.3)
Other non-interest income	2,454	2,658	(204)	(7.7)
Total non-interest income	$10,841	$12,192	$(1,351)	(11.1)

The decrease in income from BOLI was due mainly to the receipt of a death benefit during the prior year six month period and no such benefit in the current year six month period.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$21,178	$20,775	$403	1.9%
Information technology and communications	5,602	5,167	435	8.4
Occupancy, net	5,439	5,288	151	2.9
Deposit and loan transaction costs	2,614	2,670	(56)	(2.1)
Regulatory and outside services	2,611	2,630	(19)	(0.7)
Advertising and promotional	1,953	2,137	(184)	(8.6)
Federal insurance premium	1,772	2,781	(1,009)	(36.3)
Office supplies and related expense	978	1,471	(493)	(33.5)
Low income housing partnerships	—	2,094	(2,094)	(100.0)
Other non-interest expense	1,387	2,003	(616)	(30.8)
Total non-interest expense	$43,534	$47,016	$(3,482)	(7.4)

The increase in information technology and communications was due largely to software licensing and communication network expenses. The decrease in federal insurance premiums was due primarily to a decrease in the Federal Deposit Insurance Corporation base assessment rate effective July 1, 2016. The decrease in office supplies and related expense was due primarily to lower debit card expenses compared to the prior year six month period, during which time the Bank began issuing debit cards enabled with chip card technology. The decrease in low income housing partnerships expense was due to a change in the Bank's method of accounting for those investments. The Bank had been accounting for these partnerships using the equity method of accounting as two of the Bank's officers were involved in the operational management of the low income housing partnership investment group. Effective September 30, 2016, those two Bank officers discontinued their involvement in the operational management of the investment group. On October 1, 2016, the Bank began using the proportional method of accounting for those investments rather than the equity method. As a result, the Bank no longer reports low income housing partnership expenses in non-interest expense; rather, the pretax operating losses and related tax benefits from the investments are reported as a component of income tax expense. The decrease in other non-interest expense was due mainly to lower deposit account charge-offs related to debit card fraud in the current year six month period, along with a decrease in other real estate owned ("OREO") operations expense.

Income Tax Expense
Income tax expense was $21.5 million for the current year six month period compared to $19.5 million for the prior year six month period. The effective tax rate for the current year six month period was 33.8% compared to 31.5% for the prior year six month period. The increase in effective tax rate was due mainly to the change in accounting method for low income housing partnerships as previously discussed.

Financial Condition as of March 31, 2017

Total assets were $9.25 billion at March 31, 2017 compared to $9.27 billion at September 30, 2016. The $20.9 million decrease was due primarily to a $209.0 million decrease in the securities portfolio and a $41.2 million decrease in cash and cash equivalents, partially offset by an increase in the loan portfolio.

The loans receivable portfolio, net, increased $235.7 million to $7.19 billion at March 31, 2017, from $6.96 billion at September 30, 2016. This growth was primarily funded with cash flows from the securities portfolio. During the current year six month period, the Bank originated and refinanced $375.1 million of loans with a weighted average rate of 3.47% and purchased $351.7 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.45%. The Bank also entered into participations of $32.3 million of commercial real estate loans with a weighted average rate of 3.96%, of which $22.2 million had not yet been funded as of March 31, 2017.

The Bank continued to utilize a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $2.10 billion from FHLB by entering into short-term FHLB advances. The borrowings were repaid prior to quarter end for regulatory purposes. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded approximately 6.5% during the current quarter, were deposited at the Federal Reserve Bank. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, net of the interest rate spread between the yield on the cash at the Federal Reserve Bank and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $828 thousand during the current quarter, compared to $642 thousand for the prior quarter. The increase was due to a more positive interest rate spread between the yield earned on the cash held at the Federal Reserve Bank and the rate paid on the related FHLB borrowings than in the prior quarter, as well as to a higher yield on the FHLB stock holdings in the current quarter.

Total liabilities were $7.86 billion at March 31, 2017 compared to $7.87 billion at September 30, 2016. FHLB borrowings decreased $99.3 million, to $2.27 billion at March 31, 2017, due to the maturity of a $100.0 million FHLB advance during the December 31, 2016 quarter, which was not replaced. Deposits increased $105.2 million, to $5.27 billion at March 31, 2017, due largely to a $124.0 million increase in non-maturity deposits, partially offset by a $22.4 million decrease in public unit deposits.

Stockholders' equity was $1.38 billion at March 31, 2017 compared to $1.39 billion at September 30, 2016. The $10.7 million decrease was due primarily to the payment of $61.6 million in cash dividends, partially offset by net income of $42.2 million. The cash dividends paid during the current year six month period totaled $0.46 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2016 earnings per the Company's dividend policy, and two regular quarterly cash dividends totaling $0.17 per share. On April 19, 2017, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on May 19, 2017 to stockholders of record as of the close of business on May 5, 2017.

At March 31, 2017, Capitol Federal Financial, Inc., at the holding company level, had $95.7 million on deposit at the Bank. For fiscal year 2017, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	March 31,	September 30,	March 31,
	2017	2016	2016
	(Dollars in thousands)
Stockholders' equity	$1,382,289	$1,392,964	$1,403,408
Equity to total assets at end of period	14.9%	15.0%	15.1%

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2017.

Total shares outstanding	138,187,735
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,988,303)
Net shares outstanding	134,199,432

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank in accordance with regulatory standards. As of March 31, 2017, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at March 31, 2017.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	11.0%	5.0%
Common equity tier 1 capital ratio	28.1	6.5
Tier 1 capital ratio	28.1	8.0
Total capital ratio	28.3	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of March 31, 2017 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,241,868
Unrealized gains on available-for-sale ("AFS") securities	(4,222)
Total tier 1 capital	1,237,646
ACL	8,447
Total capital	$1,246,093

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	September 30,
	2017	2016
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $226,160 and $267,829)	$240,587	$281,764
Securities:
AFS at estimated fair value (amortized cost of $458,295 and $517,791)	465,083	527,301
Held-to-maturity at amortized cost (estimated fair value of $959,541 and $1,122,867)	954,110	1,100,874
Loans receivable, net (ACL of $8,447 and $8,540)	7,193,721	6,958,024
FHLB stock, at cost	105,475	109,970
Premises and equipment, net	83,248	83,221
Other assets	204,166	206,093
TOTAL ASSETS	$9,246,390	$9,267,247

LIABILITIES:
Deposits	$5,269,234	$5,164,018
FHLB borrowings	2,273,113	2,372,389
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	54,790	62,643
Income taxes payable, net	728	310
Deferred income tax liabilities, net	24,860	25,374
Accounts payable and accrued expenses	41,376	49,549
Total liabilities	7,864,101	7,874,283

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,187,735 and 137,486,172
shares issued and outstanding as of March 31, 2017 and September 30, 2016, respectively	1,382	1,375
Additional paid-in capital	1,166,459	1,156,855
Unearned compensation, ESOP	(38,821)	(39,647)
Retained earnings	249,047	268,466
Accumulated other comprehensive income, net of tax	4,222	5,915
Total stockholders' equity	1,382,289	1,392,964
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,246,390	$9,267,247

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME:
Loans receivable	$63,106	$61,945	$125,051	$120,955
MBS	6,191	6,362	12,553	15,533
Cash and cash equivalents	4,132	2,969	7,101	4,327
FHLB stock	3,100	2,939	6,039	6,158
Investment securities	1,131	1,107	2,238	3,018
Total interest and dividend income	77,660	75,322	152,982	149,991

INTEREST EXPENSE:
FHLB borrowings	16,771	16,117	32,888	32,468
Deposits	10,364	10,396	20,760	18,012
Repurchase agreements	1,471	1,503	2,974	2,991
Total interest expense	28,606	28,016	56,622	53,471

NET INTEREST INCOME	49,054	47,306	96,360	96,520

PROVISION FOR CREDIT LOSSES	—	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,054	47,306	96,360	96,520

NON-INTEREST INCOME:
Retail fees and charges	3,582	3,709	7,291	7,372
Income from BOLI	573	523	1,096	2,162
Other non-interest income	1,418	1,036	2,454	2,658
Total non-interest income	5,573	5,268	10,841	12,192

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,544	10,634	21,178	20,775
Information technology and communications	2,768	2,834	5,602	5,167
Occupancy, net	2,764	2,675	5,439	5,288
Deposit and loan transaction costs	1,228	1,386	2,614	2,670
Regulatory and outside services	1,265	1,346	2,611	2,630
Advertising and promotional	1,263	690	1,953	2,137
Federal insurance premium	878	894	1,772	2,781
Office supplies and related expense	541	437	978	1,471
Low income housing partnerships	—	—	—	2,094
Other non-interest expense	686	701	1,387	2,003
Total non-interest expense	21,937	21,597	43,534	47,016
INCOME BEFORE INCOME TAX EXPENSE	32,690	30,977	63,667	61,696
INCOME TAX EXPENSE	11,103	10,399	21,502	19,451
NET INCOME	$21,587	$20,578	$42,165	$42,245

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)
Net income	$21,587	$20,578	$42,165	$42,245
Income allocated to participating securities	(12)	(13)	(25)	(43)
Net income available to common stockholders	$21,575	$20,565	$42,140	$42,202

Average common shares outstanding	134,024,890	133,696,125	133,858,701	132,869,793
Average committed ESOP shares outstanding	41,299	449	20,649	20,988
Total basic average common shares outstanding	134,066,189	133,696,574	133,879,350	132,890,781

Effect of dilutive stock options	192,633	253,222	223,097	80,473

Total diluted average common shares outstanding	134,258,822	133,949,796	134,102,447	132,971,254

Net earnings per share:
Basic	$0.16	$0.15	$0.31	$0.32
Diluted	$0.16	$0.15	$0.31	$0.32

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	187,327	236,400	212,133	898,386

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	March 31, 2017			December 31, 2016			September 30, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$4,025,985	3.70%	56.0%	$4,027,991	3.70%	57.0%	$4,005,615	3.74%	57.6%
Correspondent purchased	2,396,663	3.49	33.4	2,288,368	3.48	32.4	2,206,072	3.50	31.7
Bulk purchased	385,700	2.23	5.4	400,506	2.24	5.7	416,653	2.23	6.0
Construction	30,818	3.33	0.4	37,524	3.44	0.5	39,430	3.45	0.6
Total	6,839,166	3.54	95.2	6,754,389	3.54	95.6	6,667,770	3.56	95.9
Commercial:
Permanent	102,806	4.17	1.4	104,323	4.15	1.5	110,768	4.16	1.6
Construction	116,471	4.08	1.6	76,254	4.10	1.1	43,375	4.13	0.6
Total	219,277	4.12	3.0	180,577	4.13	2.6	154,143	4.15	2.2
Total real estate loans	7,058,443	3.56	98.2	6,934,966	3.55	98.2	6,821,913	3.58	98.1

Consumer loans:
Home equity	119,434	5.12	1.7	122,378	4.99	1.7	123,345	5.01	1.8
Other	4,469	4.05	0.1	4,213	4.19	0.1	4,264	4.21	0.1
Total consumer loans	123,903	5.08	1.8	126,591	4.96	1.8	127,609	4.99	1.9
Total loans receivable	7,182,346	3.59	100.0%	7,061,557	3.58	100.0%	6,949,522	3.60	100.0%

Less:
ACL	8,447			8,521			8,540
Discounts/unearned loan fees	25,318			25,028			24,933
Premiums/deferred costs	(45,140)			(43,402)			(41,975)
Total loans receivable, net	$7,193,721			$7,071,410			$6,958,024

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the three and six months ended March 31, 2017, the Bank endorsed $5.7 million and $39.5 million of one- to four-family loans, respectively, reducing the average rate on those loans by 47 and 83 basis points, respectively.

	For the Three Months Ended
	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,061,557	3.58%	$6,949,522	3.60%	$6,832,770	3.63%	$6,763,980	3.64%
Originations and refinances:
Fixed	115,560	3.66	176,554	3.26	176,534	3.31	155,179	3.52
Adjustable	36,417	3.82	46,566	3.54	48,608	3.53	44,319	3.61
Purchases and participations:
Fixed	143,852	3.69	187,674	3.52	190,830	3.50	178,762	3.71
Adjustable	27,158	2.98	25,262	2.73	65,748	3.79	24,715	2.90
Change in undisbursed loan funds	37,862		3,696		(26,760)		(23,431)
Repayments	(239,072)		(326,839)		(337,779)		(310,041)
Principal (charge-offs) recoveries, net	(74)		(19)		(22)		119
Other	(914)		(859)		(407)		(832)
Ending balance	$7,182,346	3.59	$7,061,557	3.58	$6,949,522	3.60	$6,832,770	3.63

	For the Six Months Ended
	March 31, 2017		March 31, 2016
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,949,522	3.60%	$6,622,728	3.66%
Originations and refinances:
Fixed	292,114	3.42	274,652	3.66
Adjustable	82,983	3.66	73,612	3.75
Purchases and participations:
Fixed	331,526	3.59	350,661	3.68
Adjustable	52,420	2.86	53,216	3.05
Change in undisbursed loan funds	41,558		(91,836)
Repayments	(565,911)		(516,180)
Principal charge-offs, net	(93)		(250)
Other	(1,773)		(2,623)
Ending balance	$7,182,346	3.59	$6,763,980	3.64

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2017			March 31, 2017
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$52,528	3.04%	16.3%	$136,875	2.88%	18.0%
> 15 years	206,210	3.83	63.8	452,940	3.66	59.7
Commercial real estate	—	—	—	32,291	3.96	4.3
Home equity	607	5.58	0.2	1,340	5.86	0.2
Other	67	11.02	—	194	10.29	—
Total fixed-rate	259,412	3.68	80.3	623,640	3.51	82.2

Adjustable-rate:
One- to four-family:
<= 36 months	1,330	2.89	0.4	2,757	2.65	0.4
> 36 months	45,908	3.02	14.2	97,939	2.88	12.9
Home equity	15,347	4.85	4.8	33,280	4.81	4.3
Other	990	3.41	0.3	1,427	3.37	0.2
Total adjustable-rate	63,575	3.46	19.7	135,403	3.35	17.8

Total originated, refinanced and purchased	$322,987	3.63	100.0%	$759,043	3.48	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$143,852	3.69		$299,235	3.55
Participations - commercial real estate	—	—		32,291	3.96
Total fixed-rate purchased/participations	143,852	3.69		331,526	3.59

Adjustable-rate:
Correspondent - one- to four-family	27,158	2.98		52,420	2.86

Total purchased/participation loans	$171,010	3.58		$383,946	3.49

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in March 2017, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2017					December 31, 2016					September 30, 2016
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,025,985	59.1%	767	63%	$134	$4,027,991	60.0%	766	63%	$133	$4,005,615	60.4%	766	63%	$132
Correspondent purchased	2,396,663	35.2	764	68	370	2,288,368	34.0	764	68	366	2,206,072	33.3	764	68	360
Bulk purchased	385,700	5.7	754	63	306	400,506	6.0	753	64	307	416,653	6.3	753	64	308
	$6,808,348	100.0%	765	65	180	$6,716,865	100.0%	765	65	178	$6,628,340	100.0%	765	65	175

One- to Four-Family Loan Commitments - The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of March 31, 2017, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the loan commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$9,448	$33,878	$20,463	$63,789	3.66%
Correspondent	7,503	80,472	10,362	98,337	3.93
	$16,951	$114,350	$30,825	$162,126	3.82

Rate	3.39%	4.05%	3.22%

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current year six month period, $27.2 million and $79.3 million, respectively, were refinanced from another lender.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2017			March 31, 2017
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$110,935	77%	770	$255,672	76%	770
Refinanced by Bank customers	24,031	65	759	83,184	66	765
Correspondent purchased	171,010	74	765	351,655	73	766
	$305,976	74	766	$690,511	73	768

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the six month period ended March 31, 2017.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2017			March 31, 2017
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$123,286	40.3%	3.55%	$302,740	43.8%	3.33%
Texas	57,618	18.8	3.61	135,718	19.7	3.44
Missouri	48,325	15.8	3.67	108,531	15.7	3.46
Other states	76,747	25.1	3.49	143,522	20.8	3.43
	$305,976	100.0%	3.57	$690,511	100.0%	3.39

Commercial Real Estate Loans: During the current year six month period, the Bank entered into commercial real estate loan participations of $32.3 million, which included $27.8 million of commercial real estate construction loans. The majority of the $27.8 million of commercial real estate construction loans had not yet been funded as of March 31, 2017. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other lead banks with which the Bank has commercial real estate lending relationships.

The following table presents the Bank's commercial real estate loans and commitments by industry classification, as defined by the North American Industry Classification System, as of March 31, 2017. Based on the terms of the construction loans as of March 31, 2017, of the $142.2 million of undisbursed amounts in the table, approximately $75 million is projected to be disbursed by September 30, 2017, and an additional $21 million is projected to be disbursed by December 31, 2017. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. For outstanding commitments, in certain cases, the weighted average rate presented represents our best estimate.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$91,241	$48,435	$139,676	$—	$139,676	33.8%
Health care and social assistance	31,194	44,078	75,272	30,488	105,760	25.6
Real estate rental and leasing	18,083	40,998	59,081	3,281	62,362	15.1
Arts, entertainment, and recreation	31,277	3,198	34,475	—	34,475	8.3
Multi-family	10,594	—	10,594	18,000	28,594	6.9
Retail trade	24,194	3,427	27,621	—	27,621	6.7
Other	12,694	2,070	14,764	—	14,764	3.6
	$219,277	$142,206	$361,483	$51,769	$413,252	100.0%

Weighted average rate	4.12%	4.13%	4.13%	3.77%	4.08%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of March 31, 2017.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$55,192	$87,379	$142,571	$—	$142,571	34.5%
Missouri	60,137	47,765	107,902	32,119	140,021	33.9
Kansas	75,255	3,198	78,453	—	78,453	19.0
Nebraska	—	—	—	18,000	18,000	4.3
Colorado	14,643	294	14,937	1,650	16,587	4.0
Arkansas	8,145	—	8,145	—	8,145	2.0
California	4,430	2,070	6,500	—	6,500	1.6
Montana	1,475	1,500	2,975	—	2,975	0.7
	$219,277	$142,206	$361,483	$51,769	$413,252	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2017.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$157,711
>$15 to $30 million	5	115,174
>$10 to $15 million	3	38,068
>$5 to $10 million	4	28,791
$1 to $5 million	24	68,866
Less than $1 million	15	4,642
	55	$413,252

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at March 31, 2017, approximately 75% were 59 days or less delinquent. The decrease in correspondent purchased loans 30 to 89 days delinquent compared to the prior quarters was due to receiving more timely delinquency information from our sub-servicer. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately six months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	122	$10,886	130	$11,232	143	$13,593	141	$12,962	139	$14,336
Correspondent purchased	4	739	17	7,809	9	3,329	10	2,561	8	2,307
Bulk purchased	19	3,527	26	4,844	21	5,008	27	4,703	26	6,005
Consumer:
Home equity	36	761	38	665	36	635	33	548	33	631
Other	7	34	7	17	5	62	11	55	5	28
	188	$15,947	218	$24,567	214	$22,627	222	$20,829	211	$23,307
30 to 89 days delinquent loans
to total loans receivable, net		0.22%		0.35%		0.33%		0.30%		0.34%

	Non-Performing Loans and OREO at:
	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	65	$5,348	79	$6,647	73	$8,190	74	$8,539	72	$8,016
Correspondent purchased	3	901	2	553	3	985	2	652	3	864
Bulk purchased	24	7,097	27	7,982	28	7,323	32	8,017	33	7,483
Consumer:
Home equity	22	423	29	456	26	520	20	437	26	622
Other	3	7	7	18	5	9	6	17	8	26
	117	13,776	144	15,656	135	17,027	134	17,662	142	17,011

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.19%		0.22%		0.24%		0.24%		0.25%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	92	10,675	82	11,393	70	8,956	70	6,939	72	7,667
Correspondent purchased	4	583	6	1,231	9	2,786	8	2,872	4	825
Bulk purchased	3	809	2	147	1	31	—	—	1	80
Consumer:
Home equity	14	346	14	371	12	328	11	263	9	151
Other	—	—	—	—	—	—	1	7	1	8
	113	12,413	104	13,142	92	12,101	90	10,081	87	8,731
Total non-performing loans	230	26,189	248	28,798	227	29,128	224	27,743	229	25,742

Non-performing loans as a percentage of total loans		0.36%		0.41%		0.42%		0.41%		0.38%

OREO:
One- to four-family:
Originated(2)	9	$831	10	$888	12	$692	14	$1,142	22	$1,364
Correspondent purchased	—	—	—	—	1	499	1	499	1	499
Bulk purchased	6	1,830	3	1,196	4	1,265	5	1,413	8	2,694
Consumer:
Home equity	—	—	—	—	—	—	—	—	1	9
Other(3)	—	—	1	1,278	1	1,278	1	1,278	1	1,278
	15	2,661	14	3,362	18	3,734	21	4,332	33	5,844
Total non-performing assets	245	$28,850	262	$32,160	245	$32,862	245	$32,075	262	$31,586

Non-performing assets as a percentage of total assets		0.31%		0.35%		0.35%		0.35%		0.34%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016, this amount was comprised of $2.0 million, $2.0 million, $2.3 million, $2.8 million, and $1.8 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $10.4 million, $11.1 million, $9.8 million, $7.3 million, and $6.9 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(3)	Represents a single property the Bank purchased for a potential branch site. The Bank sold the property during the March 31, 2017 quarter.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,		March 31,
	2017	2016	2016	2016		2016
	(Dollars in thousands)
Balance at beginning of period	$8,521	$8,540	$9,312	$9,193		$9,201
Charge-offs:
One- to four-family:
Originated	(17)	(24)	(103)	(23)		(17)
Bulk purchased	(48)	—	(75)	(54)		(38)
Total	(65)	(24)	(178)	(77)		(55)
Consumer:
Home equity	(16)	(8)	—	(49)		(16)
Other	(1)	—	(1)	—		(4)
Total	(17)	(8)	(1)	(49)		(20)
Total charge-offs	(82)	(32)	(179)	(126)		(75)
Recoveries:
One- to four-family:
Originated	—	—	18	17		39
Bulk purchased	—	—	134	222		18
Total	—	—	152	239		57
Consumer:
Home equity	5	8	4	6		10
Other	3	5	1	—		—
Total	8	13	5	6		10
Total recoveries	8	13	157	245		67
Net (charge-offs) recoveries	(74)	(19)	(22)	119		(8)
Provision for credit losses	—	—	(750)	—		—
Balance at end of period	$8,447	$8,521	$8,540	$9,312		$9,193

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%		—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.24	0.06	0.07	(0.38)		0.03
ACL to non-performing loans at end of period	32.25	29.59	29.32	33.57		35.71
ACL to loans receivable, net at end of period	0.12	0.12	0.12	0.14		0.14
ACL to net charge-offs (annualized)	28.6x	111.5x	95.6x	N/M	(1)	294.7x

(1)	The ACL coverage ratio is not presented for the time period noted due to loan recoveries exceeding loan charge-offs for the period presented.

	For the Six Months Ended
	March 31,
	2017	2016
	(Dollars in thousands)
Balance at beginning of period	$8,540	$9,443
Charge-offs:
One- to four-family:
Originated	(41)	(74)
Bulk purchased	(48)	(213)
Total	(89)	(287)
Consumer:
Home equity	(24)	(34)
Other	(1)	(4)
Total	(25)	(38)
Total charge-offs	(114)	(325)
Recoveries:
One- to four-family:
Originated	—	42
Bulk purchased	—	18
Total	—	60
Consumer:
Home equity	13	15
Other	8	—
Total	21	15
Total recoveries	21	75
Net charge-offs	(93)	(250)
Provision for credit losses	—	—
Balance at end of period	$8,447	$9,193

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs during the
period to average non-performing assets	0.30	0.81
ACL to non-performing loans at end of period	32.25	35.71
ACL to loans receivable, net at end of period	0.12	0.14
ACL to net charge-offs (annualized)	45.5x	18.3x

Troubled Debt Restructurings ("TDRs") - The following table presents the Company's TDRs, based on accrual status, at the dates indicated.

	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands)
Accruing TDRs	$26,209	$22,726	$23,177	$21,663	$24,239
Nonaccrual TDRs(1)	16,868	17,983	18,725	16,497	14,986
Total TDRs	$43,077	$40,709	$41,902	$38,160	$39,225

(1)	Nonaccrual TDRs are included in the non-performing loan table above.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. The majority of our securities are issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 75% of these portfolios at March 31, 2017. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2017			December 31, 2016			September 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$731,990	2.17%	3.0	$784,640	2.14%	2.8	$836,852	2.16%	2.9
GSE debentures	296,266	1.25	1.7	321,246	1.21	1.8	346,226	1.15	0.9
Municipal bonds	30,826	1.62	2.3	33,203	1.78	2.4	33,303	1.69	2.4
Total fixed-rate securities	1,059,082	1.90	2.6	1,139,089	1.87	2.5	1,216,381	1.86	2.3

Adjustable-rate securities:
MBS	351,243	2.42	5.6	373,409	2.26	4.8	400,161	2.25	4.7
Trust preferred securities	2,080	2.39	20.2	2,112	2.22	20.5	2,123	2.11	20.7
Total adjustable-rate securities	353,323	2.42	5.7	375,521	2.26	4.9	402,284	2.24	4.8
Total securities portfolio	$1,412,405	2.03	3.4	$1,514,610	1.97	3.1	$1,618,665	1.95	2.9

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	March 31, 2017			December 31, 2016			September 30, 2016			June 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,166,326	2.18%	3.5	$1,246,078	2.19%	3.5	$1,344,481	2.21%	3.9	$1,436,774	2.25%	4.1
Maturities and repayments	(73,801)			(88,564)			(96,320)			(90,291)
Net amortization of (premiums)/discounts	(1,015)			(1,290)			(1,345)			(1,387)
Purchases:
Fixed	—	—	—	10,890	1.99	3.8	—	—	—	—	—	—
Change in valuation on AFS securities	(640)			(788)			(738)			(615)
Ending balance - carrying value	$1,090,870	2.25	3.9	$1,166,326	2.18	3.5	$1,246,078	2.19	3.5	$1,344,481	2.21	3.9

	For the Six Months Ended
	March 31, 2017			March 31, 2016
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,246,078	2.19%	3.5	$1,462,539	2.24%	3.8
Maturities and repayments	(162,365)			(164,379)
Net amortization of (premiums)/discounts	(2,305)			(2,279)
Purchases:
Fixed	10,890	1.99	3.8	42,827	1.83	4.1
Adjustable	—	—	—	100,133	2.02	5.4
Change in valuation on AFS securities	(1,428)			(2,067)
Ending balance - carrying value	$1,090,870	2.25	3.9	$1,436,774	2.25	4.1

Investment Securities: The following tables summarize the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	March 31, 2017			December 31, 2016			September 30, 2016			June 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$355,681	1.27%	2.0	$382,097	1.20%	1.2	$510,745	1.21%	1.1	$511,491	1.19%	1.5
Maturities and calls	(28,863)			(50,019)			(127,923)			(25,873)
Net amortization of (premiums)/discounts	(61)			(72)			(9)			(115)
Purchases:
Fixed	1,535	1.30	3.4	25,000	1.70	4.0	—	—	—	24,940	1.56	0.5
Change in valuation on AFS securities	31			(1,325)			(716)			302
Ending balance - carrying value	$328,323	1.29	1.9	$355,681	1.27	2.0	$382,097	1.20	1.2	$510,745	1.21	1.1

	For the Six Months Ended
	March 31, 2017			March 31, 2016
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$382,097	1.20%	1.2	$566,754	1.19%	1.8
Maturities and calls	(78,882)			(131,356)
Net amortization of (premiums)/discounts	(133)			(207)
Purchases:
Fixed	26,535	1.68	4.0	76,419	0.94	0.9
Change in valuation on AFS securities	(1,294)			(119)
Ending balance - carrying value	$328,323	1.29	1.9	$511,491	1.19	1.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The $47.3 million increase in retail certificates of deposit from December 31, 2016 to March 31, 2017 was due mainly to a promotion deposit campaign on President's Day.

	March 31, 2017			December 31, 2016			September 30, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$240,061	—%	4.6%	$223,896	—%	4.3%	$217,009	—%	4.2%
Interest-bearing checking	646,634	0.05	12.3	626,379	0.05	12.1	597,319	0.05	11.6
Savings	353,676	0.22	6.7	338,661	0.21	6.5	335,426	0.17	6.5
Money market	1,219,499	0.24	23.1	1,218,545	0.24	23.5	1,186,132	0.24	23.0
Retail certificates of deposit	2,461,838	1.46	46.7	2,414,489	1.44	46.5	2,458,160	1.43	47.6
Public units	347,526	0.83	6.6	370,704	0.74	7.1	369,972	0.70	7.1
	$5,269,234	0.81	100.0%	$5,192,674	0.80	100.0%	$5,164,018	0.80	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of March 31, 2017:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$739,489	$83,871	$458	$—	$823,818	0.70%
1.00 – 1.99%	495,509	409,621	440,058	476,384	1,821,572	1.62
2.00 – 2.99%	81	1,486	50,083	112,079	163,729	2.24
3.00 – 3.99%	245	—	—	—	245	3.09
	$1,235,324	$494,978	$490,599	$588,463	$2,809,364	1.39

Percent of total	44.0%	17.6%	17.5%	20.9%
Weighted average rate	0.98	1.38	1.72	1.97
Weighted average maturity (in years)	0.4	1.5	2.5	3.7	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.8

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of March 31, 2017.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2017	$400,000	$—	3.17%	3.21%
2018	375,000	100,000	2.35	2.64
2019	400,000	—	1.62	1.62
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,275,000	$200,000	2.29	2.35

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of March 31, 2017.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2017	$236,644	0.99%	$163,050	0.66%	$300,000	3.24%	$699,694	1.88%
September 30, 2017	250,218	1.04	76,141	0.81	100,000	3.12	426,359	1.49
December 31, 2017	244,635	1.05	37,881	0.83	200,000	2.94	482,516	1.81
March 31, 2018	213,793	1.13	12,962	0.97	—	—	226,755	1.12
	$945,290	1.05	$290,034	0.74	$600,000	3.12	$1,835,324	1.68

The following tables present long-term borrowing activity for the periods shown. Long-term borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	March 31, 2017			December 31, 2016			September 30, 2016			June 30, 2016
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,475,000	2.35%	2.7	$2,575,000	2.29%	2.9	$2,675,000	2.24%	3.0	$2,675,000	2.29%	3.0
Maturities:
FHLB advances	—	—		(100,000)	0.78		(100,000)	0.83		(100,000)	3.17
New borrowings:
FHLB advances	—	—	—	—	—	—	—	—	—	100,000	1.82	7.0
Ending balance	$2,475,000	2.35	2.5	$2,475,000	2.35	2.7	$2,575,000	2.29	2.9	$2,675,000	2.24	3.0

	For the Six Months Ended
	March 31, 2017			March 31, 2016
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,575,000	2.29%	2.9	$2,775,000	2.29%	3.3
Maturities:
FHLB advances	(100,000)	0.78		(200,000)	1.94
New borrowings:
FHLB advances	—	—	—	100,000	1.45	3.0
Ending balance	$2,475,000	2.35	2.5	$2,675,000	2.29	3.0

Average Rates and Lives

At March 31, 2017, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $269.2 million, or 2.91% of total assets, compared to $234.2 million, or 2.56% of total assets, at December 31, 2016, and $1.07 billion, or 11.54% of total assets, at September 30, 2016. Market rates of interest increased between September 30, 2016 and March 31, 2017. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive to exercise their call options in order to issue new debt at lower interest rates. This increase in interest rates resulted in lower projected cash flows on these assets over the next year compared to September 30, 2016. In addition, lower cash balances and an increase in borrowings repricing reduced the one-year gap compared to September 30, 2016. The increase in the one-year gap amount at March 31, 2017 compared to December 31, 2016 was due primarily to an increase in the amount of cash held at March 31, 2017.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2017, the Bank's one-year gap is projected to be $(215.4) million, or (2.33)% of total assets. This compares to a one-year gap of $(254.3) million, or (2.78)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2016, and $208.7 million, or 2.25% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2016.

During the current quarter, loan repayments totaled $239.1 million and cash flows from the securities portfolio totaled $102.7 million. Total cash flows from fixed-rate liabilities that repriced during the current quarter were approximately $324.4 million. The asset cash flows of $341.8 million were reinvested into new assets at current market interest rates. While not every quarter has asset and liability cash flows matching so closely, these offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of March 31, 2017 was 2.5 years.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Purchases in the securities portfolio over the past couple of years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise or used to purchase higher-yielding assets. The WAL of the Bank's securities portfolio as of March 31, 2017 was 3.4 years.

In addition to the wholesale strategies, the Bank has sought to increase core deposits and long-term certificates of deposit. Core deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. At March 31, 2017 the WAL of the Bank's transaction accounts was 7.7 years.

Over the last couple years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise. The WAL of the Bank's retail certificate of deposit portfolio as of March 31, 2017 was 1.8 years, up from 1.7 years at March 31, 2015.

Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	March 31, 2017
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$328,323	1.29%	1.9	23.1%	3.7%
MBS - fixed	733,993	2.17	3.0	51.7	8.2
MBS - adjustable	356,877	2.42	5.6	25.2	4.0
Total securities	1,419,193	2.03	3.4	100.0%	15.9
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,267,301	3.09	4.1	17.6%	14.2
> 15 years	4,385,117	3.85	6.3	61.1	49.0
All other fixed-rate loans	228,443	4.22	3.1	3.2	2.5
Total fixed-rate loans	5,880,861	3.70	5.7	81.9	65.7
Adjustable-rate one- to four-family:
<= 36 months	280,771	1.75	3.7	3.9	3.1
> 36 months	875,159	3.00	2.8	12.2	9.8
All other adjustable-rate loans	145,555	4.61	1.9	2.0	1.6
Total adjustable-rate loans	1,301,485	2.91	2.9	18.1	14.5
Total loans receivable	7,182,346	3.56	5.2	100.0%	80.2
FHLB stock	105,475	6.47	2.5		1.2
Cash and cash equivalents	240,587	0.99	—		2.7
Total interest-earning assets	$8,947,601	3.28	4.7		100.0%

Non-maturity deposits	$2,459,870	0.16	7.7	46.7%	31.7%
Retail certificates of deposit	2,461,838	1.46	1.8	46.7	31.8
Public units	347,526	0.83	0.6	6.6	4.5
Total deposits	5,269,234	0.81	4.5	100.0%	68.0
Term borrowings	2,475,000	2.35	2.5		32.0
Total interest-bearing liabilities	$7,744,234	1.31	3.8		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at March 31, 2017. At March 31, 2017, the leverage strategy was not in place, so the yields/rates presented at March 31, 2017 in the tables below do not reflect the effects of the leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Six Months Ended
	March 31, 2017	March 31, 2017			March 31, 2016
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.56%	$7,077,103	$125,051	3.53%	$6,684,173	$120,955	3.62%
MBS(2)	2.25	1,162,814	12,553	2.16	1,393,913	15,533	2.23
Investment securities(2)(3)	1.29	355,189	2,238	1.26	495,824	3,018	1.22
FHLB stock	6.47	194,824	6,039	6.22	205,714	6,158	5.99
Cash and cash equivalents(4)	0.99	2,117,787	7,101	0.66	2,171,491	4,327	0.39
Total interest-earning assets(1)(2)	3.28	10,907,717	152,982	2.80	10,951,115	149,991	2.74
Other non-interest-earning assets		298,414			291,151
Total assets		$11,206,131			$11,242,266

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$814,227	149	0.04	$771,428	144	0.04
Savings	0.22	339,893	354	0.21	318,444	308	0.19
Money market	0.24	1,204,469	1,420	0.24	1,164,912	1,368	0.23
Retail certificates	1.46	2,436,744	17,420	1.43	2,334,281	15,341	1.31
Wholesale certificates	0.83	381,922	1,417	0.74	376,133	851	0.45
Total deposits	0.81	5,177,255	20,760	0.80	4,965,198	18,012	0.73
FHLB borrowings(5)	2.30	4,316,101	32,888	1.52	4,547,622	32,468	1.43
Repurchase agreements	2.94	200,000	2,974	2.94	200,000	2,991	2.94
Total borrowings	2.35	4,516,101	35,862	1.59	4,747,622	35,459	1.49
Total interest-bearing liabilities	1.31	9,693,356	56,622	1.17	9,712,820	53,471	1.10
Other non-interest-bearing liabilities		127,284			121,560
Stockholders' equity		1,385,491			1,407,886
Total liabilities and stockholders' equity		$11,206,131			$11,242,266

Net interest income(6)			$96,360			$96,520
Net interest rate spread(7)(9)	1.97%			1.63%			1.64%
Net interest-earning assets		$1,214,361			$1,238,295
Net interest margin(8)(9)				1.77			1.76
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)(9)				0.75%			0.75%
Return on average equity (annualized)(9)				6.09			6.00
Average equity to average assets				12.36			12.52
Operating expense ratio(10)				0.78			0.84
Efficiency ratio(11)				40.61			43.25
Pre-tax yield on leverage strategy(12)				0.22			0.16

	For the Three Months Ended
	March 31, 2017			December 31, 2016
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$7,140,433	$63,106	3.54%	$7,015,151	$61,945	3.53%
MBS(2)	1,124,367	6,191	2.20	1,200,425	6,362	2.12
Investment securities(2)(3)	353,722	1,131	1.28	356,623	1,107	1.24
FHLB stock	193,826	3,100	6.49	195,801	2,939	5.97
Cash and cash equivalents(4)	2,082,180	4,132	0.79	2,152,621	2,969	0.54
Total interest-earning assets(1)(2)	10,894,528	77,660	2.85	10,920,621	75,322	2.76
Other non-interest-earning assets	300,795			296,084
Total assets	$11,195,323			$11,216,705

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$828,420	75	0.04	$800,342	74	0.04
Savings	344,699	199	0.23	335,192	155	0.18
Money market	1,218,058	712	0.24	1,191,175	708	0.24
Retail certificates	2,428,497	8,652	1.44	2,444,812	8,768	1.43
Wholesale certificates	378,546	726	0.78	385,224	691	0.71
Total deposits	5,198,220	10,364	0.81	5,156,745	10,396	0.80
FHLB advances	2,272,878	12,893	2.30	2,320,341	13,236	2.27
FHLB leverage strategy	2,030,000	3,878	0.76	2,008,696	2,881	0.56
FHLB borrowings(5)	4,302,878	16,771	1.57	4,329,037	16,117	1.48
Repurchase agreements	200,000	1,471	2.94	200,000	1,503	2.94
Total borrowings	4,502,878	18,242	1.64	4,529,037	17,620	1.54
Total interest-bearing liabilities	9,701,098	28,606	1.19	9,685,782	28,016	1.15
Other non-interest-bearing liabilities	115,547			138,767
Stockholders' equity	1,378,678			1,392,156
Total liabilities and stockholders' equity	$11,195,323			$11,216,705

Net interest income(6)		$49,054			$47,306
Net interest rate spread(7)(9)			1.66			1.61
Net interest-earning assets	$1,193,430			$1,234,839
Net interest margin(8)(9)			1.80			1.73
Ratio of interest-earning assets
to interest-bearing liabilities			1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)(9)			0.77%			0.73%
Return on average equity (annualized)(9)			6.26			5.91
Average equity to average assets			12.31			12.41
Operating expense ratio(10)			0.78			0.77
Efficiency ratio(11)			40.16			41.08
Pre-tax yield on leverage strategy(12)			0.25			0.19

(1)	Calculated net of unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $32.2 million and $38.0 million for the six months ended March 31, 2017 and 2016, respectively, and $31.2 million and $33.3 million for the quarters ended March 31, 2017 and December 31, 2016, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.93 billion and $1.95 billion for the six months ended March 31, 2017 and 2016, respectively, and $1.94 billion and $1.92 billion for the quarters ended March 31, 2017 and December 31, 2016, respectively.

(5)
Included in this line, for the six months ended March 31, 2017 and 2016, respectively, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.02 billion and $2.04 billion, interest paid of $6.8 million and $4.4 million, at a rate of 0.66% and 0.43%, respectively. Included in this line, for the quarters ended March 31, 2017 and December 31, 2016, respectively, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.03 billion and $2.01 billion, interest paid of $3.9 million and $2.9 million, at a rate of 0.76% and 0.56%, respectively. The FHLB advance amounts and rates included in this line are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(9)
The tables below provide a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Six Months Ended
	March 31, 2017			March 31, 2016
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.75%	(0.14)%	0.89%	0.75%	(0.14)%	0.89%
Return on average equity (annualized)	6.09	0.22	5.87	6.00	0.16	5.84
Net interest margin	1.77	(0.34)	2.11	1.76	(0.36)	2.12
Net interest rate spread	1.63	(0.30)	1.93	1.64	(0.30)	1.94

	For the Three Months Ended
	March 31, 2017			December 31, 2016
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.77%	(0.14)%	0.91%	0.73%	(0.14)%	0.87%
Return on average equity (annualized)	6.26	0.24	6.02	5.91	0.18	5.73
Net interest margin	1.80	(0.35)	2.15	1.73	(0.34)	2.07
Net interest rate spread	1.66	(0.30)	1.96	1.61	(0.29)	1.90

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.